Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of said reports in the Annual Report on Form 10-K of TGC Industries, Inc. for the year ended December 31, 2011 of our reports dated March 13, 2012 included in its Registration Statement on Forms S-8 (File No. 333-142221, File No. 333-118588 and File No. 333-13947) dated March 13, 2012 relating to the consolidated financial statements and financial statement schedules for the three years ended December 31, 2011 and the internal controls over financial reporting listed in the accompanying index.

/s/ LANE GORMAN TRUBITT, PLLC

Dallas, Texas
March 13, 2012